UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:

December 28, 2005

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2005, Mattel, Inc. (“Mattel”) and Mattel’s former President of Mattel Brands, Matthew C. Bousquette, entered into a Separation Agreement dated as of December 15, 2005.

The Separation Agreement generally implements the provisions of Mr. Bousquette’s employment agreement, as amended (the “Employment Agreement”) intended to apply to Mr. Bousquette following a termination of his employment. Among other things, the Separation Agreement confirms Mattel’s obligation to provide the following payments and benefits to Mr. Bousquette pursuant to the terms of his Employment Agreement, which are generally subject to Mr. Bousquette’s execution and non-revocation of a release of claims in favor of Mattel:

•	Mattel will make a lump sum cash payment to Mr. Bousquette of $5,427,420, representing the sum of the following amounts: (i) $655,605, representing an amount with respect to Mr. Bousquette’s current year bonus, calculated as required by the Employment Agreement; and (ii) $4,771,815, representing three times the sum of Mr. Bousquette’s annual base salary and bonus, calculated as required by the Employment Agreement;

•	After the completion of pending performance periods, Mattel will pay Mr. Bousquette a pro rata portion of the long-term compensation, if any, that Mr. Bousquette would have received under Mattel’s 2003 Long-Term Incentive Plan if he had remained employed for the entire performance periods;

•	Stock options granted to Mr. Bousquette that were outstanding as of March 30, 2000 and remain outstanding as of his termination date will remain exercisable through the scheduled terms of the stock options; and all other stock options outstanding as of the termination date will be fully vested (with vesting accelerated on the unvested portions of such options) and will remain exercisable until March 15, 2006 (90 days after Mr. Bousquette’s termination date of December 15, 2005); and

•	Until the earlier of (1) the third anniversary of the termination date, (2) the date on which Mr. Bousquette becomes employed in a substantially similar employment position or (3) December 31 of the second calendar year following the calendar year in which the termination date occurs, Mattel will continue to provide Mr. Bousquette with health insurance, financial counseling and tax preparation services, country club membership, payments on the lease of Mr. Bousquette’s company-provided automobile, and an opportunity for Mr. Bousquette to acquire the automobile for a nominal sum.

As of his termination date, Mr. Bousquette held options to purchase 1,973,750 shares of Mattel common stock. Of these options, vesting will be accelerated, as mentioned above, with regard to options for a total of 500,000 shares, of which 250,000 have an exercise price per share of $18.71, 150,000 have an exercise price per share of $16.96 and 100,000 have an exercise price per share of $19.43. All of the options as to which vesting will be accelerated will expire on March 15, 2006.

In consideration for the payments and benefits set forth above, Mr. Bousquette has agreed not to use or disclose confidential and proprietary information of Mattel and to cooperate with Mattel regarding certain proceedings involving third parties. He has also agreed that his eligibility to receive severance payments and other benefits is contingent on his not engaging in certain activities that compete with Mattel, and he has agreed that so long as he is receiving any such payments or benefits and for a period of 12 months thereafter he will not recruit or solicit Mattel’s employees.

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This summary of the provisions of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 99.1.

In addition to the Separation Agreement, on December 22, 2005, Mattel and Mr. Bousquette entered into a Consulting Agreement dated as of December 15, 2005 pursuant to which Mr. Bousquette agreed to make himself available to render consulting services to Mattel during the period beginning January 1, 2006 and ending December 31, 2007, in exchange for cash compensation of $750,000 per year, subject to the terms and conditions set forth in the Consulting Agreement. The Consulting Agreement includes a provision that, to avoid a conflict of interest, during the consulting period Mr. Bousquette will not provide services to entities with significant involvement in marketing, developing or selling toys, and he will not induce or solicit Mattel’s employees to leave their employment.

This summary of the provisions of the Consulting Agreement is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed herewith as Exhibit 99.2.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired: None

(b) Pro forma financial information: None

(c) Exhibits:

Exhibit No.	Exhibit Description
99.1*	Separation Agreement between Mattel and Matthew C. Bousquette, dated as of December 15, 2005 and entered into on December 22, 2005

99.2*	Consulting Agreement between Mattel and Matthew C. Bousquette, dated as of December 15, 2005 and entered into on December 22, 2005

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.
Registrant

By:	/s/ Robert Normile
Robert Normile
Senior Vice President, General Counsel and Secretary

Dated: December 28, 2005

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